Exhibit 99.1

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2010

BRENTWOOD, Tenn. (August 4, 2010) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the second quarter and six months ended June 30, 2010.
Revenues for the second quarter of 2010 were $69.2 million compared to $66.0 million for the second quarter of 2009, representing an increase of $3.2 million, or 4.8%. Revenues for the six months ended June 30, 2010 were $136.2 million compared to $132.2 million for the same period in 2009, representing an increase of $4.0 million, or 3.0%. The increase in revenue is primarily attributable to growth in the Company’s core respiratory product lines of oxygen and sleep therapy, partially offset by reductions in revenue associated with non-respiratory home medical equipment and infusion therapy as a result of the Company’s continued reduction in emphasis of these less profitable product lines.
Operating expenses declined in the second quarter of 2010 compared to the second quarter of 2009 by approximately $0.5 million, or 1.4%. Operating expenses for the six months ended June 30, 2010 compared to the same period in 2009 declined by $1.1 million, or 1.6%. The decrease in operating expenses is primarily the result of improved operating efficiencies.
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization. Adjusted EBITDA (EBITDA excluding debt restructuring and tender offer expenses (discussed below) and gain on extinguishment of debt) was $11.7 million, or 16.9% of net revenue, for the second quarter of 2010 compared to $8.4 million, or 12.7% of net revenue, for the same period of 2009. Adjusted EBITDA was $19.7 million, or 14.4% of net revenue, for the six months ended June 30, 2010 compared to $15.7 million, or 11.9% of net revenue, for the same period of 2009.
Net income for the second quarter of 2010 was $0.9 million, or $0.05 per diluted share, compared to a net loss of $(4.0) million, or $(0.23) per diluted share, for the second quarter of 2009. Net loss for the six months ended June 30, 2010 was $(2.9) million, or $(0.17) per diluted share, compared to $(9.2) million, or $(0.52) per diluted share, for the same period in 2009.
The increase in adjusted EBITDA and net income in the current year is primarily the result of growth in the Company’s core respiratory product lines and continued improvement in operating efficiencies. Net income in the current year also includes gain on extinguishment of debt of $1.5 million.
Prior to January 1, 2010, the Company accounted for its 50%-owned joint ventures as equity investments. Effective January 1, 2010, the Company began consolidating its 50%-owned joint ventures as a result of the Company’s adoption of Accounting Standards Update 2009-17, which is effective for periods beginning after December 15, 2009. For comparative purposes, prior period financial statements have been revised to reflect consolidation of the 50%-owned joint ventures retrospectively.
Secured Debt Maturity and Restructuring Transactions
The Company had secured debt of $226.4 million that was due to be repaid on August 1, 2009. As previously announced, the Company entered into an agreement with its senior debt holders and its largest stockholder, an investment fund managed by Highland Capital Management, to complete transactions that are intended to result in a going-private transaction followed by a restructuring of the Company’s secured debt. Per the terms of the restructuring agreement, the Company retired approximately $10.2 million of its outstanding secured debt obligations held by a single entity at a 15% discount. Also, per the terms of the restructuring agreement, the Company successfully reincorporated in Nevada effective June 30, 2010, and the new Nevada entity commenced a tender offer to acquire all outstanding shares of stock not held by Highland managed accounts for $0.67 per share. If the tender offer is completed, the stock of American HomePatient would cease to be publicly traded.
American HomePatient, Inc. is one of the nation’s largest home health care providers with operations in 33 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the restructuring plan and its components (including the self-tender offer), the ability to complete the restructuring plan and the effect of not completing the restructuring plan, the status of the Company’s secured debt, current and future reimbursement rates, and reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

American HomePatient, Inc.	Schedule A
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues, net	$69,176	$65,996	$136,181	$132,156
Cost of sales and related services	14,135	13,997	28,704	28,375
Cost of rentals and other revenues, including rental equipment depreciation	7,824	8,292	15,889	16,860
Operating expenses	34,134	34,616	68,591	69,681
Bad debt expense	1,521	917	3,317	2,213
General and administrative expenses	6,051	5,177	11,167	10,303
Depreciation, excluding rental equipment, and amortization	879	1,014	1,811	2,038
Interest expense, net	3,723	3,822	7,521	7,688
Other income, net	(625)	(100)	(712)	(86)
Change of control income	(3)	(3)	(6)	(6)
Gain on extinguishment of debt	(1,524)	—	(1,524)	—

Income (loss) from operations before income taxes	3,061	(1,736)	1,423	(4,910)

Provision for income taxes	1,090	1,266	2,225	2,430

Net income (loss)	1,971	(3,002)	(802)	(7,340)

Less: Net income attributable to the noncontrolling interest	(1,117)	(987)	(2,113)	(1,817)

Net income (loss) attributable to American HomePatient, Inc.	$854	$(3,989)	$(2,915)	$(9,157)

Basic income (loss) per common share attributable to American HomePatient, Inc common shareholders	$0.05	$(0.23)	$(0.17)	$(0.52)
Diluted income (loss) per common share attributable to American HomePatient, Inc common shareholders	$0.05	$(0.23)	$(0.17)	$(0.52)

	June 30,	December 31,
	2010	2009
	(unaudited)
Cash and cash equivalents	$15,095	$23,613
Restricted cash	—	250
Net patient receivables	31,657	29,447
Other receivables	253	521

Total receivables	31,910	29,968
Net inventories	11,682	12,240
Other current assets	7,863	6,690

Total current assets	66,550	72,761
Property and equipment, net	33,968	33,790
Goodwill	123,621	123,621
Other assets	16,582	16,977

Total Assets	$240,721	$247,149

Current portion of long-term debt and capital leases	$217,155	$229,120
Accounts payable	19,510	14,153
Other current liabilities	23,619	21,765

Total current liabilities	260,284	265,038

Long-term debt and capital leases, less current portion	—	3
Deferred tax liability	14,010	12,031
Other noncurrent liabilities	83	82

Total liabilities	274,377	277,154

American HomePatient, Inc. shareholders’ deficit	(41,259)	(37,411)
Noncontrolling interest	7,603	7,406

Total shareholders’ deficit	(33,656)	(30,005)

Total Liabilities and Shareholders’ Deficit	$240,721	$247,149

American HomePatient, Inc.	Schedule B
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net income (loss)	$854	$(3,989)	$(2,915)	$(9,157)
Add:
Provision for income taxes	1,090	1,266	2,225	2,430
Interest expense, net	3,723	3,822	7,521	7,688
Rental equipment depreciation	5,823	6,060	11,592	12,470
Other depreciation and amortization	879	1,014	1,811	2,038

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$12,369	$8,173	$20,234	$15,469

Debt restructuring and tender offer expenses (Note A)	853	192	943	223
Gain on extinguishment of debt (Note B)	(1,524)	—	(1,524)	—
Adjusted EBITDA	$11,698	$8,365	$19,653	$15,692

Note A: Debt restructuring and tender offer expenses are excluded to determine adjusted EBITDA, as the expenses are non-recurring.
Note B: Gain on extinguishment of debt is excluded to determine adjusted EBITDA, as the gain is non-recurring.